UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 5, 2014

DARA BioSciences, Inc.
(Exact name of registrant as specified in charter)

Delaware	0-19410	04-3216862
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification Number)

8601 Six Forks Road, Suite 160, Raleigh, North Carolina	27615
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 919-872-5578

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03. Material Modification to Rights of Security Holders.

To the extent required by Item 3.03 of Form 8-K, the information contained in Item 5.03 of this Current Report on Form 8-K is incorporated by reference herein.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Pursuant to the authorization granted by the stockholders of DARA BioSciences, Inc. (the “Company”) at the Company's 2014 Special Meeting of Stockholders held on February 5, 2014 (the “2014 Special Meeting”), the Company's Board of Directors has approved a 1-for-5 reverse stock split (the “Reverse Stock Split”) of the Company's issued and outstanding shares of common stock, par value $0.01 per share (the “Common Stock”). On February 5, 2014, the Company filed with the Secretary of State of the State of Delaware a Certificate of Amendment of the Company's Restated Certificate of Incorporation (the “Certificate of Amendment”) to implement the Reverse Stock Split effective as of February 10, 2014 at 9:00 a.m. Eastern time (the “Split Effective Time”). A copy of the Certificate of Amendment is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

At the Split Effective Time, all shares of Common Stock issued and outstanding immediately prior to the Split Effective Time (and all shares of Common Stock issued and held in the Company's treasury immediately prior to the Effective Time), will be automatically reclassified into a smaller number of shares such that each five shares of issued Common Stock immediately prior to the Split Effective Time will be reclassified into one share of Common Stock. No fractional shares will be issued, and in lieu thereof, any person who would otherwise be entitled to a fractional share of Common Stock as a result of the Reverse Stock Split will be entitled to receive a cash payment equal to the fraction to which such holder would otherwise be entitled multiplied by the closing price of a share of Common Stock on the NASDAQ Capital Market on February 10, 2014.

To reflect the Reverse Stock Split, proportional adjustments will be made to the Company's outstanding warrants, equity awards and equity compensation plans.  The number of shares of the Company’s preferred stock outstanding will not be affected by the Reverse Stock Split; provided that the conversion price of each outstanding series of preferred stock (and, as a consequence, the number of shares of Common Stock into which each share of each outstanding series of preferred stock is convertible) will be adjusted proportionately as a result of the Reverse Stock Split.  The Reverse Stock Split will not affect the par value per share of the Common Stock (which will remain at $0.01 per share) or the total number of shares of Common Stock that the Company is authorized to issue pursuant to its Restated Certificate of Incorporation (which will remain at 75,000,000). American Stock Transfer & Trust Company, LLC, the Company’s transfer agent, will act as exchange agent for purposes of implementing the exchange of stock certificates and the payment of cash in lieu of fractional shares.

Item 5.07.  Submission of Matters to a Vote of Security Holders.

On February 5, 2014, 2014, the Company held its 2014 Special Meeting for which the Board of Directors solicited proxies.  At the 2014 Special Meeting, the Company’s stockholders voted on and approved the proposal to authorize an amendment (in the event deemed by the Company’s Board of Directors to be advisable) to the Company’s Restated Certificate of Incorporation to effect a reverse stock split of the Company’s issued and outstanding Common Stock at a ratio within the range of 1-for-5 to 1-for-15, as determined by the Company’s Board of Directors (the “Proposal”).  The Proposal is described in the Company’s Definitive Proxy Statement filed with the Securities and Exchange Commission on December 24, 2013.  A total of 21,517,164 shares of Common Stock (out of a total of 30,973,850 shares outstanding and entitled to vote as of the record date) were present in person or represented by proxy at the 2014 Special Meeting.  The final voting results with respect to the Proposal were as follows:

16,489,592 votes “for”; 4,934,651 votes “against”; 92,921 abstentions; and zero broker non-votes.

Pursuant to this authorization granted by the stockholders, the Board of Directors has authorized the implementation of the Reverse Stock Split at a ratio of 1-for-5, as described under Item 5.03 to this Current Report on Form 8-K.

Item 8.01. Other Events.

On February 6, 2013, the Company issued a press release announcing the Reverse Stock Split described above. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

d) Exhibits

Exhibit No.	Description
3.1	Certificate of Amendment of Restated Certificate of Incorporation of DARA BioSciences, Inc., dated February 5, 2014.
99.1	Press Release of DARA BioSciences, Inc. dated February 6, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DARA BioSciences, Inc.

Dated: February 6, 2014	By:	/s/ David J. Drutz, M.D.
	Name:	David J. Drutz, M.D.
	Title:	Chief Executive Officer